Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

FRP Holdings, Inc.

Jacksonville, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-55132, 333-125099, and 333-131475) of FRP Holdings, Inc. of our reports dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of FRP Holdings, Inc.’s internal control over financial reporting which appear in the Annual Report to Shareholders incorporated by reference herein. We also consent to the incorporation by reference of our report dated March 16, 2018 relating to the financial statement schedule, which appears in this Form 10-K.

Respectfully submitted,

Hancock Askew & Co., LLP

Savannah, Georgia

March 16, 2018